Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-76006 and 333-76008), of our report dated February 18, 2004 (with respect to the first paragraph of Note 6, April 14, 2004, with respect to the third paragraph of Note 3, October 1, 2004, and with respect to Note 2, September 28, 2006), relating to our audit of the consolidated statements of operations, stockholders' equity and cash flow of CTI Industries Corporation and subsidiaries for the year ended December 31, 2003 included in the 2005 annual report on Form 10-K/A Amendment No.3 to Form 10-K.

/s/ Eisner LLP

New York, New York
September 29, 2006